ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is entered into as of this 14th day of February, 1997 by and between Seragen, Inc., a Delaware corporation having a usual place of business at 97 South Street, Hopkinton, Massachusetts (the "Seller"), and Trustees of Boston University, a Massachusetts not-for-profit corporation having a usual place of business at 881 Commonwealth Avenue, Boston, Massachusetts (the "Buyer").

     WHEREAS, the Seller is in the business of biotechnical research, development, design, manufacture, sale and distribution of pharmaceutical and health care and related products; and

     WHEREAS, the Seller conducts its business in leased premises located in Hopkinton, Massachusetts, as more particularly described herein; and

     WHEREAS, the Seller is the owner of all of the right, title and interest in various physical assets and equipment which it utilizes in the conduct of its business; and

     WHEREAS, the Seller is the lessee of various other physical assets and equipment which it utilizes in the conduct of its business; and

     WHEREAS, the above-described physical assets are primarily utilized in product manufacturing, clinical trials, and research and development activities; and

     WHEREAS, the Buyer desires to purchase and acquire from the Seller, and the Seller desires to sell and transfer to the Buyer, all of the physical assets (except for those assets specifically excluded) owned by the Seller and used in the conduct of the Seller's business, on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, the Buyer desires to take an assignment of the Seller's equipment leases and the Seller's real estate leases, on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, in connection with all of the foregoing, the Buyer desires to utilize the physical assets so acquired and the equipment and real estate leases so assigned to operate the product manufacturing, clinical trial and research and development facilities currently operated by the Seller, both as a research and development facility for its own use and as a commercial contract product manufacturing, clinical trial and research and development facility to third parties, including the Seller (such facility being referred to herein as the "Biotech Incubator Facility");

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

                            ARTICLE I
                   PURCHASE AND SALE OF ASSETS

     SECTION 1.01 Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined) the Seller shall transfer to the Buyer, free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions whatsoever (collectively, "Claims"), all of the tangible physical assets and personal property, including, without limitation, inventory, raw materials, machines, machinery, warehouse equipment, furniture, fixtures, vehicles, supplies, packaging and shipping materials, software (including, without limitation, source codes, object codes and documentation), property, equipment, licenses and permits pertaining to the foregoing physical assets, know-how pertaining to the operation of the foregoing physical assets, computers and computer equipment, that are currently owned by the Seller free and clear of any Claims and used by Seller in its business (collectively, the "Unencumbered Assets"). The Unencumbered Assets are more particularly described in Schedule 1.01U attached hereto and incorporated by reference herein. In addition, at the Closing (as hereinafter defined) the Seller shall transfer to the Buyer, subject only to Claims existing as of the date hereof, all of the tangible physical assets and personal property including, without limitation, inventory, raw materials, machines, machinery, warehouse equipment, furniture, fixtures, vehicles, supplies, packaging and shipping materials, software (including, without limitation, source codes, object codes and documentation), property, equipment, licenses and permits pertaining to the foregoing physical assets, know-how pertaining to the operation of the foregoing physical assets, computers and computer equipment, that are owned by the Seller subject to Claims existing as of the date hereof and used by Seller in its business (collectively, the "Encumbered Assets"). The Encumbered Assets are more particularly described in Schedule 1.01E attached hereto and incorporated by reference herein. The Unencumbered Assets, the Encumbered Assets and the Contracts (as hereinafter defined) are collectively referred to herein as "the Transferred Assets". Notwithstanding any of the foregoing, the Transferred Assets shall not include those assets designated as "Excluded Assets" on Schedule 1.01X attached hereto and incorporated by reference herein. Without limiting the generality of the foregoing, all tangible assets and physical property of the Seller located at the facilities listed in
Schedule 1.03, other than Excluded Assets, shall be included in the Transferred Assets.

     The Seller shall transfer the Transferred Assets to the Buyer pursuant to a bill of sale substantially in the form of Exhibit 1.01 attached hereto

(the "Bill of Sale") and such other documents and instruments as the Buyer, or its counsel, may reasonably request.

     SECTION 1.02 Consideration for the Transferred Assets. In consideration for the conveyance of the Transferred Assets, upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Buyer, in addition to assuming the Assumed Liabilities, will pay to the Seller an aggregate consideration of Five Million and 00/100 Dollars ($5,000,000.00) (the "Purchase Price"). Upon the execution of this Agreement, the Buyer shall deposit the sum of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00) with the Seller (the "Signing Deposit"). On March 1, 1997, the Buyer shall deposit the further sum of One Million and 00/100 Dollars ($1,000,000.00) with the Seller (the "Additional Deposit").
The Signing Deposit and the Additional Deposit are herein collectively referred to as the "Deposit." The Deposit shall be secured as provided in
Section 1.08 hereof. The balance of the Purchase Price shall be paid at Closing. The total consideration paid by the Buyer to the Seller for the Transferred Assets shall be allocated among the Transferred Assets pursuant to a written allocation mutually agreed to between the Buyer and the Seller prior to the Closing. The Buyer and the Seller shall file all information returns, income tax returns and other similar documents with appropriate taxing authorities, including the Asset Acquisition Statement on Form 8594 required by Section 1060 of the Internal Revenue Code of 1986, as amended, in a manner consistent with such written allocation.

     SECTION 1.03 Assignment of Contracts. At the Closing, the Seller shall assign to the Buyer all of its right, title and interest in and to, and the Buyer shall take an assignment of and assume the obligations of the Seller under, those certain equipment leases more particularly described in Schedule 1.03E attached hereto and incorporated by reference herein, those certain real estate leases more particularly described in Schedule 1.03R attached hereto and incorporated by reference herein, those certain licenses and permits described on Schedules 1.01U and 1.01E, and the Service Agreements (as hereinafter defined) (such equipment leases, real estate leases and Service Agreements being collectively called the "Contracts"). Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign any Contract if an attempted assignment thereof, without the consent of another party thereto or any governmental authority, would constitute a breach of any such Contract or in any way affect the rights of the Seller thereunder or the Buyer as assignee thereunder. The Seller shall use all reasonable efforts and the Buyer shall cooperate in all reasonable respects with the Seller to obtain all consents and waivers and to resolve all impracticalities of assignments or transfers necessary to assign and convey the Contracts to the Buyer. If any such consent or waiver are not obtained, or if an attempted assignment would be ineffective, the Seller shall use all reasonable efforts to provide the Buyer with the benefits of any such Contract, and the Seller shall promptly pay to the Buyer when received all moneys received by the Seller under any such Contract and, to the extent the Buyer is provided with the benefits of any such Contract, the Buyer shall perform or discharge on behalf of the Seller all obligations and liabilities under each such Contract in accordance with the provisions hereof, as fully and effectually as if such Contract was assigned hereunder.

     SECTION 1.04 Assumption of Liabilities. At the Closing, the Buyer shall assume, and shall thereafter pay, perform and discharge as and when due, the following liabilities and obligations (collectively, the "Assumed Liabilities"):

     (a) Claims. All liabilities and obligations relating to the Claims against the Encumbered Assets, as such Claims exist as of the date hereof;

     (b) Contracts. All liabilities and obligations of the Seller under the Contracts to the extent that such liabilities and obligations arise, accrue or are otherwise properly attributable to the period commencing on or after the Closing Date, provided that such Contracts are assigned to the Buyer as of the Closing Date or the Buyer is receiving the benefits of such Contracts;

     (c) Post-Closing Operation. All obligations, liabilities and claims which arise out of the Buyer's ownership, operation, use, possession or sale of the Transferred Assets on and after the Closing Date;

     (d) Accrued Vacation; Severance. All liabilities and obligations of the Seller for accrued vacation and severance expense existing as of the Closing Date with respect to such of the Seller's employees set forth on
Schedule 2.11 as are employed by the Buyer as of the Closing Date; and

     (e) Certain Other Liabilities. Those additional liabilities and obligations of the Seller set forth on Schedule 1.04.

There shall be no material default of any contract or other arrangement giving
rise to such obligations and liabilities as of the Closing Date.   The Seller
shall duly provide to the satisfaction of the Buyer for the payment of all of its liabilities due and owing as of the Closing, except for the Assumed Liabilities, to the extent that the Buyer reasonably determines that failure to satisfy such liabilities could result in the imposition of liens on any of the Transferred Assets. Except for the Assumed Liabilities in the amount and to the extent provided in this Section, the Buyer shall not assume, nor be responsible for, any liabilities or obligations which relate in any manner to the Seller or the operation of its business or any of its equipment, property or real estate.

     SECTION 1.05 Closing. Subject to the satisfaction or waiver of each of the conditions set forth in Articles VI an VII of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Boston University, 881 Commonwealth Avenue, Boston, Massachusetts at 10 o'clock a.m., on June 2, 1997, or such other location, date and time as the Buyer and the Seller shall agree upon in writing (such date and time being called the "Closing Date"). Time is of the essence hereof. At the Closing:

     A. The Seller shall deliver or cause to be delivered to the Buyer the following:

      (i) The Bill of Sale conveying the Transferred Assets to the Buyer;

     (ii) The certificates required by Sections 6.02 and 6.03;

    (iii) A copy of resolutions of the board of directors and shareholders of the Seller, certified by its Secretary or Assistant Secretary, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of the officers and employees of the Seller in carrying out the terms and provisions hereof; and

     (iv) Such written consents and written approvals of third parties, real estate lessors, equipment lessors, and their respective mortgagees, lenders and secured parties as shall be required under any leases or financing documents so as to permit the transfer of all material Transferred Assets and the assignment of all material Contracts in connection with the transactions contemplated hereby.

     B. The Buyer shall deliver or cause to be delivered to the Seller the following:

      (i) A copy of the resolutions of the board of directors or other governing board of the Buyer (or its Nominee pursuant to Section
          1.06 hereof) certified by its Secretary or Clerk, authorizing and approving the performance of this Agreement and the transactions contemplated hereby and the acts of the officers and employees of the Buyer (or its Nominee) in carrying out the terms and provisions hereof;

     (ii) The UCC-3 Termination Statements contemplated by Section 1.03 hereof; and

    (iii) The balance of the Purchase Price by wire transfer of immediately available funds to such bank account as the Seller shall designate.

     C. The Buyer and the Seller shall deliver, or cause to be delivered, as appropriate:

      (i) An Instrument of Assumption of Liabilities substantially in the form of Exhibit 1.05(C)(i) attached hereto, pursuant to which the Buyer shall assume the Assumed Liabilities;

     (ii) An Assignment of Leases in form and substance satisfactory to the Buyer assigning all right, title and interest of the Seller in and to those certain Leases for real property set forth in Schedule 1.03R hereof, together with the consents of the lessors of such premises and any mortgagees or secured parties of such lessors required hereunder, and pursuant to which Assignment the Buyer shall assume all obligations of the tenant thereunder.

    (iii) An Assignment of Equipment Leases in form and substance satisfactory to the Buyer assigning all right, title and interest of the Seller in and to all material equipment leases set forth in
          Schedule 1.03E hereof, together with the consents of the lessors of all material equipment and any mortgagees or secured parties of such lessors required hereunder, and pursuant to which Assignment the Buyer shall assume all obligations of the Seller thereunder;

     (iv) A Sublease in form and substance satisfactory to the Seller and the Buyer pursuant to which the Buyer shall Sublease to the Seller the premises described in Schedule 1.05 hereof for the Seller's general office purposes, all on such terms and conditions and at the rents (pro rated as necessary on the basis of square footage) as are applicable to the Buyer under its lease(s) for such space, subject to any consent or approval of any lessor(s) or mortgagee or secured party of such lessor(s) required to effectuate such Sublease;

      (v) Such further documents, resolutions, certificates and instruments as any party or its counsel reasonably requests to facilitate the consummation of the transactions contemplated hereby.

     SECTION 1.06 Nomination by the Buyer. Notwithstanding any other provision hereof to the contrary, it is understood and agreed that the Buyer shall have the option at all times of consummating the transactions contemplated hereby by and through a corporation, limited liability company or other entity of its choosing, which is created by and wholly owned, directly or indirectly, by the Buyer as of the Closing Date (as the context requires, a or the "Nominee"). If the Buyer shall elect to consummate the transactions contemplated hereby through a Nominee, the Buyer shall give written notice to the Seller of such nomination and designation not less than seven (7) days prior to the Closing Date hereunder, and the Nominee shall, at such time, deliver to the Seller an instrument assuming all of the Buyer's obligations and liabilities hereunder, such instrument to be in form and substance reasonably satisfactory to the Seller. Upon such nomination, this Agreement shall be deemed to be assigned to the Nominee, and the Nominee shall be deemed to be the Buyer hereunder for all purposes, completely and effectively as if the Nominee were the Buyer named herein. In the event that such Nominee shall be an entity whose sole assets are or will be the Transferred Assets or that otherwise has insufficient net assets to provide commercially reasonable credit-worthiness for its obligations set forth herein, a subsidiary of the Buyer with assets sufficient to provide commercially reasonable credit-worthiness shall execute and deliver at the Closing a guarantee of the Nominee's obligations hereunder, such guarantee to be in form and substance reasonably satisfactory to the Buyer and the Seller.

     SECTION 1.07 Further Assurances. At any time and from time to time after the Closing Date, at the request of the Buyer and without further consideration, the Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be requested in order to more effectively transfer, convey and assign to the Buyer and to confirm the Buyer's title to the Transferred Assets and the assignment of the equipment leases and real estate leases hereunder. At any time and from time to time after the Closing Date, at the request of the Seller and without further consideration, the Buyer shall execute and deliver such other instruments of assumption as may be requested in order to more effectively confirm the Buyer's assumption of, and obligation to fulfill and discharge, the Assumed Liabilities.

     SECTION 1.08 Deposit. At the Closing, the Deposit (or so much thereof as has been paid by the Buyer) shall be applied to the payment of the Purchase Price. In the event that the transactions contemplated hereby are not consummated on or before the Closing Date, time being of the essence, as a result of (i) material default by the Seller of its obligations hereunder or any of its covenants or agreements hereunder or material breach by the Seller of any of its representations or warranties hereunder; or (ii) the failure of the Office of the Attorney General of the Commonwealth of Massachusetts, Public Charities Division, to approve the transactions contemplated by this

Agreement; or (iii) the failure of a majority of the disinterested stockholders of the Seller in attendance, in person or by proxy, at a meeting of stockholders of the Seller to consider the transactions contemplated by this Agreement to approve the transactions contemplated by this Agreement; or
(iv) the failure of any third party, lessor, mortgagee, secured party, or other person or entity whose approval or consent is required pursuant to the terms hereof as a condition to the obligation of the parties hereunder to consummate the transactions contemplated hereby to so approve or consent to the transactions contemplated hereby; then, in any such event, the Deposit (or so much thereof as has been paid by the Buyer) shall be forthwith refunded by the Seller to the Buyer. The foregoing shall not be deemed to be in limitation of any right or remedy otherwise available to the Buyer, at law or in equity, in the event of a default by the Seller hereunder.

     To secure the Seller's obligation to return the Deposit in the event that the transactions contemplated hereby are not consummated in a timely manner for any of the reasons set forth in the foregoing provisions of this
Section 1.08, the Seller does hereby grant to the Buyer a security interest in and to all of the Unencumbered Assets, together with all proceeds from and substitutions therefor, with all of the rights of a secured party under the Massachusetts Uniform Commercial Code. In connection therewith, the Seller shall, contemporaneously with the execution of this Agreement, execute and deliver so-called UCC-1 Financing Statements for filing in the appropriate state and local offices. In the event that the Deposit is returned by the Seller to the Buyer in accordance with the provisions of this Section 1.08, or upon the Closing hereunder, the Buyer shall promptly execute and deliver so-called UCC-3 Termination Statements acknowledging its release of the security interests created hereby.

     In the event that the Buyer shall be entitled to a return of the Deposit hereunder, said Deposit shall be refunded together with interest thereon at the annual rate of ten percent (10%). In the event that the Deposit is applied to the Purchase Price hereunder, the Buyer shall not be entitled to the payment of or any credit for interest on the Deposit.

     SECTION 1.09 Prorations. Utility charges, rent with respect to real or personal property, personal property taxes, and other similar proratable items which are attributable to the Transferred Assets shall be apportioned between the Buyer and the Seller as of the Closing Date. Any such item which relates to the period on or prior to the Closing Date shall be apportioned to the Seller and any such item which relates to the period after the Closing Date shall be apportioned to the Buyer.

                            ARTICLE II
           REPRESENTATIONS AND WARRANTIES OF THE SELLER

     As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby represents and warrants to the Buyer as follows:

     SECTION 2.01 Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has the corporate power and authority to own and hold its properties and to carry on its business as currently conducted.

     SECTION 2.02 Corporate Power and Authority. The Seller has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Seller's Board of Directors, subject to approval of Seller's stockholders as contemplated herein. Subject only to such stockholder approval, this Agreement, and each of the other agreements, documents and instruments to be executed and delivered by the Seller have been duly executed and delivered by, and constitute the valid and binding obligation of the Seller, enforceable against the Seller in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws now or hereafter in effect, as well as limitations imposed by general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions and the availability of injunctive relief or other equitable remedies.

     SECTION 2.03 Validity, Etc. Subject in all respects to the approval of the Seller's stockholders as contemplated hereby, neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will, except as set forth on Schedule 2.03, (i) conflict with or result in any breach of any trust agreement, articles of organization or by-law of the Seller, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit (other than permits set forth in a Schedule hereto which are not transferable), license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation to which the Seller is a party or by which the Seller or its property is bound, or (iv) result in the creation of any Claim upon the Transferred Assets.

     SECTION 2.04 Absence of Undisclosed Liabilities. Except as and to the extent specifically reflected in Schedule 1.01E or Schedule 1.04, or, with respect to the Contracts, except as specifically set forth on the face thereof, the Transferred Assets are not encumbered by any liabilities, obligations or Claims and there are no liabilities, obligations or Claims with respect thereto.

     SECTION 2.05 Taxes. Except as set forth on Schedule 2.05, all Federal, state, local and foreign tax returns and tax reports required to be filed by the Seller or its affiliates on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. All taxes (including, without limitation, income, accumulated earnings, property, sales, use, franchise, value added, fuel, employees' income withholding and social security taxes) which have become due or payable or required to be collected by the Seller or its affiliates or as otherwise attributable to any periods ending on or before the date hereof and the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full on or prior to the Closing Date, except where the Seller has a reasonable basis for determining that the taxes are not then due and payable. All deposits required by law to be made by the Seller or its affiliates with respect to employees' withholding taxes have been duly made, and, as of the Closing Date, all such deposits will have been made. The Seller is not, on the date hereof, and will not, on the Closing Date, be liable for the payment of any taxes, and the Buyer shall have no liability for any taxes related to the ownership or operation of the Transferred Assets or the Biotech Incubator Facility prior to the Closing Date. The Seller is not presently under, has not received notice of an, nor to the Seller's knowledge is there any contemplated, investigation or audit by the Internal Revenue Service or any state tax agency. The Seller has not taken or failed to take any action which could create any tax lien on any of the Transferred Assets.

     SECTION 2.06 Litigation. Except as set forth on Schedule 2.06, there is no action, suit, claim, proceeding, arbitration proceeding or investigation with respect to which the Seller has received notice pending or, to the Seller's knowledge, threatened against or materially affecting the Seller (whether or not the Seller is a party or a prospective party), at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. The Seller has not received any written opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage to the business, prospects, financial condition, operations, property or affairs of the Biotech Incubator Facility. There are no outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against, or materially affecting, the Seller of which the Seller has received notice, and to the Seller's knowledge, there are no facts or circumstances which could reasonably be expected to result in institution of any action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting the Seller or the transactions contemplated hereby. The Seller is not in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     SECTION 2.07 Certain Practices. The Seller has not, directly or indirectly, given or agreed to give any significant rebate, gift or similar benefit to any supplier, customer, governmental employee or other person who was, is or may be in a position to help or hinder the Seller (or assist in connection with any actual or proposed transaction) which (i) could subject the Seller or the Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) if not continued in the future, could have a material adverse effect on the Biotech Incubator Facility.

     SECTION 2.08 Compliance with Law. The Seller is not subject to any judgment, order, writ, injunction, or decree that adversely affects, individually or in the aggregate, the Biotech Incubator Facility, or its operations, properties, assets or condition (financial or otherwise). The Seller has complied with all laws, rules, regulations and orders applicable to it in relation to its ownership and operation of the Biotech Incubator Facility. The Seller is not aware of any existing law, rule, regulation or order, or of any proposed law, rule, regulation or order currently pending before any governmental body or agency, whether Federal or state, which would prohibit or restrict the Buyer from, or otherwise adversely affect the Buyer in, owning and operating the Biotech Incubator Facility as presently owned and operated by the Seller.

     SECTION 2.09 Licenses and Permits. Schedule 2.09 lists all licenses, permits, pending applications, consents, approvals and authorizations held by the Seller of or from any public or governmental agency, used or useable in or otherwise necessary to the operation of the Biotech Incubator Facility (collectively, the "Permits"). Except as noted on Schedule 2.09, the Permits will be duly and validly transferred to the Buyer. The Seller has complied with all conditions and requirements imposed by the Permits and the Seller has not received any notice, and has no reason to believe, that any appropriate authority intends to cancel or terminate any of the Permits or that valid grounds for such cancellation or termination exist. Except as set forth on
Schedule 2.09, to the Seller's knowledge no other permits are necessary to operate the Biotech Incubator Facility. The Seller owns or has the right to use the Permits in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of others and subject to no Claim, and each Permit is in full force and effect. Except as noted on
Schedule 2.09, no Permit will be terminated or adversely affected by the transactions contemplated hereby.

     SECTION 2.10 Labor and Employee Relations. The Seller is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and the Seller has no knowledge of any attempt to organize any of its employees by any person, unit or group seeking to act as their bargaining agent. Except as set forth on Schedule 2.06, there are no pending or, to the Seller's knowledge, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Seller. No union representation elections relating to employees of the Seller have been scheduled by any governmental agency or authority, no organizational effort is being made with respect to any of such employees, and there is no investigation of the Seller's employment policies or practices by any governmental agency or authority pending or, to the Seller's knowledge, threatened. The Seller is not currently, and has not within the last three years been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Seller's employees. The Seller has not experienced any work stoppages during the last three years, and to the Seller's knowledge, no work stoppage has been threatened or is planned.

     SECTION 2.11 Certain Employees. Set forth on Schedule 2.11 is a list of the names of the Seller's employees and consultants as of the date hereof involved in the management and operation of the Biotech Incubator Facility, together with the title or job classification of each such person and the total compensation (with wages and bonuses, if any, separately detailed) paid in 1996 and the current rate of pay for each such person on the Closing Date. None of such persons has an employment agreement or understanding, whether oral or written, with the Seller which is not terminable on notice by the Seller without cost or other liability to the Seller. As of the date hereof, no person listed on Schedule 2.11 has indicated to the Seller that he or she intends to terminate his or her employment with the Seller or seek a material change in his or her duties or status.

     SECTION 2.12 Employee Benefits. Set forth on Schedule 2.12 is a list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, vacation, severance, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare and other employee benefit plans, programs or arrangements to which employees of the Seller may be entitled.

     The Seller will maintain the benefits listed on Schedule 2.12 in full force and effect through the Closing Date, and, except as noted on Schedule 2.12, thereafter with respect to events occurring on or prior to the Closing. Except as otherwise expressly set forth herein, the Buyer shall not have any obligation of any kind or nature for any compensation or benefits of any kind or nature to the employees or consultants of the Seller for services rendered prior to the Closing Date.

     Each "Employee Welfare Benefit Plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), covering any present or former employee of the Seller subject to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") complies with all requirements for continuation coverage under group health benefit plans under COBRA and there are no claims against the Seller for a failure or alleged failure to comply with the COBRA continuation requirements.

     Each employee plan which is subject to ERISA conforms to, and its operation and administration are in compliance with, all applicable requirements of ERISA. There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against any employee plan or against the assets of any employee plan.

     SECTION 2.13 Tangible Properties. Schedule 1.01E and Schedule 1.01U set forth a true and complete list of all tangible personal property owned by the Seller with an original purchase price in excess of $1,500.00 and used or useable in the Biotech Incubator Facility. The tangible personal property included in the Transferred Assets will be, at the Closing, all of the tangible personal property currently owned by the Seller and used or useable in the Biotech Incubator Facility. The Seller is the owner of all of the right, title and interest in and to, and has good and marketable title, free and clear of all Claims, to the Unencumbered Assets listed on Schedule 1.01U. The Seller is the owner of all of the right, title and interest in and to, and has good and marketable title to, the Encumbered Assets, subject only to those Claims described in Schedule 1.01E. Schedule 1.03E sets forth a true and complete list of all tangible personal property leased by the Seller as lessee and used or useable in the Biotech Incubator Facility. With respect to such equipment leased by the Seller, all leases, conditional sale contracts, franchises or licenses pursuant to which the Seller may hold or use (or permit others to hold or use) such equipment or property are valid and in full force and effect, and there is not, under any of such instruments, any existing default or event of default or event which with notice or lapse of time or both would constitute such a default. The Seller's possession and use of such property has not been disturbed and no claim has been asserted against the Seller adverse to its rights in such leasehold interests. All Transferred Assets, equipment and property being sold, transferred or assigned hereunder is adequate and usable for the purposes for which it is currently used and is in good operating condition and repair, ordinary wear and tear excepted.

     SECTION 2.14 Premises. Schedule 1.03R sets forth a true and complete list and description of each parcel of real property leased by the Seller and used in the Biotech Incubator Facility (the "Leased Premises"). Each lease covering a Leased Premises is in full force and effect (there existing no default under any such lease which, with the lapse of time or notice or otherwise, would entitle the lessor to terminate the same), conveys the leased real estate purported to be conveyed thereunder and is enforceable by the Seller. The Seller has the right to use the Leased Premises in accordance with the terms of such leases free and clear of all Claims or other interests or rights of third parties, except those which do not or would not have an adverse effect on the Leased Premises as used in the operation of the Biotech Incubator Facility. Seller has not received notice of any pending or threatened condemnation or similar proceedings or assessments affecting any of the Leased Premises, nor to the Seller's knowledge is any such condemnation or assessment contemplated by any governmental authority.

     SECTION 2.15 Insurance. Schedule 2.15 correctly describes (by type, carrier, policy number, limits, premium, and expiration date) the insurance coverages carried by the Seller.

     SECTION 2.16 Outstanding Commitments. Schedule 2.16 sets forth a description of all existing material contracts, agreements, commitments, licenses and franchises (other than those which can be canceled upon not more than 30 days notice without penalty to the Seller), whether written or oral, relating to the ownership or operation of the Biotech Incubator Facility (collectively "Service Agreements"). The Seller has delivered or made available to the Buyer true, correct and complete copies of all of the Service Agreements specified on Schedule 2.16 which are in writing, and Schedule 2.16 contains an accurate and complete description of all Service Agreements which are not in writing. Except as otherwise disclosed on Schedule 2.16, the Seller has paid in full all amounts due as of the date hereof under each

Service Agreement identified on Schedule 2.16 and as of the Closing Date will have satisfied in full all of its liabilities and obligations thereunder due in the ordinary course of business prior to the Closing. All of the Service Agreements described on Schedule 2.16 are in full force and effect. The Seller and each other party thereto have substantially performed all the obligations required to be performed by them under such Agreements to date, performance of which has not been waived, have received no notice of default and are not in default (with due notice or lapse of time or both) under any such Agreement. The Seller has no present expectation or intention of not fully performing all its obligations under each Agreement, and the Seller has no knowledge of any breach or anticipated breach by the other party to any contract or commitment to which the Seller is a party. None of such Service Agreements has been terminated, no notice has been given by any party thereto of any alleged default by any party thereunder, and the Seller is not aware of any intention or right of any party to default another party to any such
Service Agreement.   There exists no actual or, to the knowledge of the
Seller, threatened termination, cancellation or limitation of the business relationship of the Seller with any party to any such Service Agreement.

     SECTION 2.17 Proprietary Information of Third Parties. No third party has claimed or, to the Seller's knowledge, has reason to claim that any person employed by or affiliated with the Seller in connection with its ownership and operation of the Biotech Incubator Facility has (a) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party,
(b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or
(c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Seller which suggests that such a claim might be contemplated. To the Seller's knowledge, no person employed by or affiliated with the Seller in connection with the operation of the Biotech Incubator Facility has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no person employed by or affiliated with the Seller in connection with the operation of the Biotech Incubator Facility has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Biotech Incubator Facility, and the Seller has no reason to believe there will be any such employment or violation.

     SECTION 2.18 Governmental Approvals. No registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Seller of this Agreement.

     SECTION 2.19  Environmental Liability.

     (a) Environmental Substance Liability. To the Seller's knowledge, no event has occurred or condition exists or operating practice is being employed that could give rise to material liability on the part of the Seller under existing law for any losses, liabilities, damages (whether consequential or otherwise), settlements, penalties, interest and expenses, including closure expenses, costs of assessment, containment, or removal (other than transportation or disposal of materials required to be transported or disposed of in the ordinary course of business, remedial work, or monitoring) arising under any presently enacted Federal, state, or local statute, or any regulation that has been promulgated pursuant thereto, or common law, as a result of or in connection with, or alleged to be a result of or in connection with, the following:

          (i) the handling, storage, use, transportation or disposal of any Substances (as hereinafter defined) in or near or from the Biotech Incubator Facility, by the Seller or any owner of any property used or owned by the Seller;

          (ii) the handling, storage, use, transportation or disposal of any Substances by the Seller which Substances were a product, by-product or otherwise resulted from the operations conducted by or on behalf of the Seller;

          (iii) any intentional or unintentional emission, discharge or release of any Substances in, from or near facilities or plants into or upon the air, surface water, ground water or land or any disposal, handling, manufacturing, processing, distribution, use, treatment, or transport of such Substances in, from or near the Biotech Incubator Facility; or

          (iv) the presence of any toxic or hazardous building materials (including but not limited to asbestos or similar substances) in the Biotech Incubator Facility, including but not limited to the inclusion of such materials in the exterior and interior walls, floors, ceilings, tile, insulation or any other portion of building structures.

     As used in this Section 2.19, the term "Substances" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted Federal, state or local statute or any regulation that has been promulgated pursuant thereto.

     (b) Environmental Permits. To the Seller's knowledge it has obtained and holds all registrations, permits, licenses, and approvals issued by or on behalf of any Federal, state or local government body or agency ("Environmental Permits"), that are required in connection with the discharge or emission of Substances (as hereinabove defined) from the Biotech Incubator Facility or the generation, treatment, storage, transportation or disposal of any such Substances. Such Environmental Permits, which are described in
Schedule 2.19, are currently effective and sufficient for the ownership and operation of the plants and facilities as currently conducted, used or owned by the Seller.

     SECTION 2.20 Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement contains any untrue statement of a material fact, taken together with all other statements made in this Agreement or any Schedule or Exhibit to this Agreement, or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.


                           ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller as follows:

     SECTION 3.01 Organization. Buyer is duly incorporated, validly existing and in good standing under the laws of The Commonwealth of Massachusetts.

     SECTION 3.02 Buyer Power and Authority. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Buyer, subject only to final approval by the Oversight Committee referred to in Section 6.04 hereof. This Agreement, and each of the other agreements, documents and instruments to be executed and delivered by the Buyer have been duly executed and delivered by, and constitute the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their terms subject to the effect of bankruptcy, insolvency, reorganization, arrangements, moratorium, and other similar laws now or hereafter in effect, as well as limitations imposed by general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions, and the availability of injunctive relief or other equitable remedies.

     SECTION 3.03 Validity, Etc. Except for the consent or approval of the Office of the Attorney General of the Commonwealth of Massachusetts, Public Charities Division, none of the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, or the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) conflict with or result in any breach of any trust agreement, articles of organization, by-law, judgment, decree, order, statute or regulation applicable to the Buyer (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument to which the Buyer is a party by which the Buyer or its property is bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer.

     SECTION 3.04 No Violation of Laws or Contracts. Provided that the Office of the Attorney General of the Commonwealth of Massachusetts, Public Charities Division, consents or approves the transactions contemplated hereby, neither the execution and performance of this Agreement or the other agreements executed by the Buyer in accordance with the terms hereof, nor the consummation of the transactions contemplated hereby and thereby, will violate any provisions of law, any order of any court or other agency or government, or any ordinance, indenture or agreement to which the Buyer is a party, or by which the Buyer or its property is bound, which would materially impair the Buyer's ability to consummate the transactions contemplated hereby, nor is the Buyer aware of any existing law, rule, regulation or order, or proposed law, rule, regulation or order currently pending before any governmental body or agency, whether Federal or state, which would prohibit or restrict the Buyer from, or otherwise adversely affect the Buyer in, owning and operating the Biotech Incubator Facility as presently owned and operated by the Seller.

     SECTION 3.05 Governmental Approvals. Except for the consent or approval of the Office of the Attorney General of the Commonwealth of Massachusetts, Public Charities Division, of the transactions contemplated hereby, no registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Buyer of this Agreement.

     SECTION 3.06 Buyer's Nominee. Any Nominee designated by the Buyer shall be deemed to have made the representations and warranties set forth in this Article III, with such changes as the context shall require in the event that the Nominee is an entity other than a corporation (e.g., a limited liability company); provided, however, that if the Nominee is other than a corporation, it shall be deemed to represent and warrant that it is duly organized, validly existing and with the appropriate power and authority to consummate the transactions contemplated hereby, all as set forth in this
Article III, but subject to all of the express limitations set forth in this
Article III.


                            ARTICLE IV
                       COVENANTS OF SELLER

     The Seller covenants and agrees with the Buyer as follows:

     SECTION 4.01 Cooperation. The Seller shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated.

     SECTION 4.02 Access. Until the Closing, the Seller shall give the Buyer, its attorneys, accountants and other authorized representatives reasonable access, upon reasonable notice and at reasonable times, to the Biotech Incubator Facility and suppliers, employees, products, technology, business and financial records, contracts, business plans, budgets and projections, agreements and commitments relating to the operation of the Biotech Incubator Facility. The Buyer agrees that, prior to the Closing, it shall not contact or otherwise communicate with the Seller's customers, suppliers or other third parties with whom the Seller has a relationship in connection with the Seller's operation of the Biotech Incubator Facility, without in each case obtaining the prior approval of the Seller, which approval shall not be unreasonably withheld, delayed or conditioned.

     SECTION 4.03 Insurance. The Seller shall maintain its existing insurance policies relating to the ownership and operation of the Biotech Incubator Facility through the Closing.

     SECTION 4.04 Compliance with Laws. The Seller shall operate the Biotech Incubator Facility in compliance with all applicable laws, rules, regulations and orders, except for minor failures to be in compliance with applicable laws, rules, regulation and orders that would not, individually or in the aggregate, have a material adverse effect on the Transferred Assets or the operation or condition (financial or otherwise) or prospects of the Biotech Incubator Facility.

     SECTION 4.05 Keeping of Books and Records. The Seller shall continue to keep adequate records and books of account, in which complete entries will be made in accordance with its existing accounting principles consistently applied, reflecting all financial transactions and in which all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its ownership and operation of the Biotech Incubator Facility.

     SECTION 4.06 Actions Prior to Closing. The Seller shall operate the Biotech Incubator Facility, pending the Closing, only in the ordinary and usual course of its usual business. Without limiting the generality of the foregoing, the Seller will not, except in the ordinary and usual course of business, without the prior written consent of the Buyer, (i) make any disposition of any Transferred Asset, (ii) enter into any contract or release or relinquish any contract or other right with respect to the ownership or operation of the Biotech Incubator Facility, or (iii) enter into or renew any employment agreement with any employees or consultants or grant any increases in the compensation or benefits to, or agree to pay any bonus, severance or termination payment or other special compensation to, any employees or consultants involved in the operation of the Biotech Incubator Facility.

     SECTION 4.07 Litigation. The Seller will promptly notify the Buyer of any lawsuits, claims, proceedings or investigations which are commenced or, to the Seller's knowledge, threatened against the Seller, or against any employee, consultant or director of the Seller, involving in any way the ownership or operation of the Biotech Incubator Facility or which may threaten the consummation by Seller of the transactions contemplated hereby.

     SECTION 4.08 Continued Effectiveness of Representations and Warranties. From the date hereof up to and including the Closing Date, (i) the Seller will continue to operate the Biotech Incubator Facility in such manner that the representations and warranties contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, except for changes and the consequences of events arising in the ordinary and usual course of business after the date hereof none of which would have a material adverse effect on the Transferred Assets or the operation or condition (financial or otherwise) or prospects of the Biotech Incubator Facility; and (ii) the Seller will advise the Buyer promptly in writing of any condition or circumstance occurring from the date hereof up to and including the Closing Date which could cause any representation or warranty of the Seller to become untrue in any material respect.

     SECTION 4.09 Tax Returns. The Seller shall cause to be prepared and timely filed all of its required tax returns for all periods up to and including the Closing Date.

                            ARTICLE V
                        COVENANTS OF BUYER

     The Buyer covenants and agrees with the Seller as follows:

     SECTION 5.01 Cooperation. The Buyer shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder to the end that the transactions contemplated hereby will be fully and timely consummated.

     SECTION 5.02 Litigation. The Buyer will promptly notify the Seller of any lawsuits, claims, proceedings or investigations which are threatened or commenced against the Buyer, or against any employee, consultant or director of the Buyer, involving in any way the ability of the Buyer to purchase, own or operate the Biotech Incubator Facility or which may threaten the consummation by the Buyer of the transactions contemplated hereby.


                            ARTICLE VI
                CONDITIONS TO BUYER'S OBLIGATIONS

     The obligation of the Buyer to pay the Purchase Price on the Closing Date and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Buyer in its sole discretion:

     SECTION 6.01 Consents. All requisite governmental approvals and consents of third parties identified as required to be received to prevent any material lease, license, permit or agreement relating to the ownership and operation of the Biotech Incubator Facility from terminating prior to its scheduled termination, as a result of the consummation of the transactions contemplated hereby, shall have been obtained, or the Seller shall have provided the Buyer with the benefit of any such material lease, license, permit or agreement to which such approvals or consents have not been obtained as contemplated by Section 1.03 hereof.

     SECTION 6.02 Representations and Warranties True. All of the representations and warranties of the Seller contained in this Agreement or in any Schedules or other documents attached hereto or referred to herein or delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true, correct and complete in all material respects on and as of the date hereof and on and as of the Closing Date, as if made on and as of the Closing Date. On the Closing Date, the Seller shall have executed and delivered to the Buyer a certificate, in form and substance satisfactory to the Buyer and its counsel, to such effect.

     SECTION 6.03 Performance. The Seller shall have performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the Closing Date. The Seller shall have executed and delivered to the Buyer a certificate, in form and substance satisfactory to the Buyer and its counsel, in writing to such effect and to the further effect that all of the conditions set forth in this Article VI have been satisfied.

     SECTION 6.04 Approval of Oversight Committee. The Oversight Committee, a committee of the Board of Trustees of Buyer, shall have approved the transactions contemplated hereby.

     SECTION 6.05 Approval of Attorney General. The Office of the Attorney General of the Commonwealth of Massachusetts, Public Charities Division, shall have approved the transactions contemplated hereby to the satisfaction of the Buyer and its counsel.

     SECTION 6.06 No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation, governmental agency or other entity, other than the Buyer or its affiliates, shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or governmental body (i) to restrain, prohibit, restrict or delay, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated hereby, or (ii) which has had or may have an adverse effect on the condition (financial or other) or prospects of the Seller. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Seller shall be pending, and the Seller shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

     SECTION 6.07 Closing Documents. The Seller shall have delivered all of the resolutions, certificates, documents and instruments required by this Agreement.

     SECTION 6.08 Approval of the Buyer and Its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, the Seller hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Buyer and its counsel.

                           ARTICLE VII
              CONDITIONS TO THE SELLER'S OBLIGATIONS

     The obligation of the Seller to transfer the Transferred Assets to the Buyer and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Seller in its sole discretion:

     SECTION 7.01  Representations and Warranties to be True and Correct.
The representations and warranties of the Buyer contained in this Agreement or any Schedule or other document referred to herein, or delivered pursuant hereto in connection with the transactions contemplated hereby, shall be true, complete and correct, on and as of the date hereof and as of the Closing Date, as if made on and as of such date. On the Closing Date, the Buyer shall have delivered to the Seller a certificate, in form and substance satisfactory to the Seller and its counsel, to such effect.

     SECTION 7.02 Performance. The Buyer shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and the Buyer shall have delivered a certificate to the Seller, in form and substance satisfactory to the Seller and its counsel to such effect.

     SECTION 7.03 Stockholder Approval. The Seller shall have received the approval of the transactions contemplated hereby by a majority of the disinterested stockholders of the Seller in attendance, by person or proxy, at a meeting of stockholders to consider the transactions contemplated by this Agreement.

     SECTION 7.04 Closing Documents. The Buyer shall have delivered the Purchase Price and shall have made any other payment required to be made by the Buyer hereunder or under any other agreement, instrument or document executed and delivered in connection herewith, including, without limitation, the Facility Service Agreement (hereafter defined), and the Buyer shall have executed and delivered all of the resolutions, certificates, documents and instruments required by this Agreement.

     SECTION 7.05 Approval of the Seller and Its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, the Buyer hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Seller and its counsel.

     SECTION 7.06 No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation, governmental agency or other entity, other than the Seller, shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or governmental body to restrain, prohibit, restrict or delay, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated hereby. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character, including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Buyer or any Nominee shall be pending, and neither the Buyer nor any Nominee shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

     SECTION 7.07 Guaranty. In the event that the Buyer shall nominate a Nominee hereunder, and shall have assigned its interest in the Facility Service Agreement (as hereafter defined) to such Nominee, and delegated its duties and responsibilities under the Facility Service Agreement to such Nominee, the Nominee shall deliver the guaranty contemplated by Section 1.06 hereof. Such guaranty shall include a guaranty of the Nominee's obligations under the Facility Service Agreement.

     SECTION 7.08 Buyer's Offer to Employ Seller's Employees. As of the Closing Date, and effective thereon, the Buyer shall have offered employment to such of the Seller's employees listed on Schedule 2.11 hereto who are then employed by Seller. In connection therewith, it is understood and agreed that Buyer shall not assume, as a part of the Assumed Liabilities, any liability for accrued vacation or severance with respect to any of such employees who choose to decline employment with the Buyer from and after the Closing Date.


                           ARTICLE VIII
                         INDEMNIFICATION

     SECTION 8.01 Survival. All representations and warranties by the Seller and the Buyer in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of any party for a period of one (1) year. All such representations and warranties shall expire on the first anniversary of the Closing Date, except that claims, if any, asserted in writing prior to such first anniversary identified as a claim for indemnification pursuant to this Article VIII shall survive until finally resolved and satisfied in full.

     SECTION 8.02  Indemnification.

     (a) The Seller shall indemnify, defend, and hold the Buyer and its officers, directors, employees, and their successors and assigns harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character asserted or made by a party or parties other than the Buyer or the Seller (the "Damages") against the Buyer, arising out of or in any manner incident, relating or attributable to:

     (i) Any inaccuracy in any representation or breach of warranty of the Seller contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by the Seller in connection with this Agreement;

     (ii) Any failure by the Seller or its affiliates to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by them under this Agreement or under any certificates or other documents or agreements executed by the Seller or its affiliates in connection with this Agreement, except for those expressly waived by the Buyer; and

    (iii) Liabilities or obligations of, or claims against, the Buyer (whether absolute, accrued, contingent or otherwise) relating to, or arising out of, the operation of the Biotech Incubator Facility prior to the Closing Date which are not expressly assumed by the Buyer pursuant to this Agreement.

     (b) The Buyer shall indemnify, defend, and hold the Seller and its officers, directors, employees, and their successors and assigns harmless from, against and with respect to any Damages against the Seller arising out of or in any manner incident, relating or attributable to:

     (i) Any inaccuracy in any representation or breach of warranty of the Buyer contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by the Buyer in connection with this Agreement;

     (ii) Any failure by the Buyer or its affiliates to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by them under this Agreement or under any certificates or other documents or agreements executed by the Buyer or its affiliates in connection with this Agreement, except for those expressly waived by the Seller; and

    (iii) Liabilities or obligations of, or claims against, the Seller (whether absolute, accrued, contingent or otherwise) relating to, or arising out of, the operation of the Biotech Incubator Facility after the Closing Date which are not expressly assumed by the
               Seller pursuant to this Agreement.

     SECTION 8.03 Limitations on Liability. Notwithstanding the foregoing provisions of this Article VIII, neither party shall be liable to the other party for any breach of its representations or warranties hereunder, nor shall either party be liable under its indemnity to the other party, unless and until the cumulative amount of any party's claims in respect of the foregoing shall exceed the sum of $50,000 in the aggregate, and then only to the extent of the cumulative excess of such claims and Damages over the sum of $50,000.

     SECTION 8.04  Notice and Defense of Claims.

          (a) Notice of Claims. Any party entitled to indemnification under this Article VIII or otherwise under this Agreement (the "Indemnified Party") shall give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification made hereunder resulting from or in connection with any claim or legal proceedings by a person or party who is not a party to this Agreement, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Except as provided in
     Section 8.04(c) hereof, the Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 8.04(b) hereof.

          (b) Defense of Claims. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person or party who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may (but shall not be required to), upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligation to indemnify the Indemnified Party with respect to such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, (i) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation (after giving notice of the same to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its own counsel and at its own expense.

          (c) Restrictions on Indemnifying Party's Defense of Claims. Anything in this Section 8.04 to the contrary notwithstanding, (i) if there is a substantial probability in the Indemnified Party's reasonable judgment that a claim may materially and adversely affect the Indemnified Party or its subsidiaries, affiliates, directors, officers or employees against whom such claim is asserted, other than as a result of money damages or other money payments, the Indemnified Party shall have the right (A) to defend or co-defend such claim and (B) to compromise or settle such claim with the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) if the Indemnified Party has notified the Indemnifying Party that the Indemnified Party is invoking its rights under this Section 8.04(c) with regard to a claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any such claim or consent to entry of any judgment relating to any such claim, which settlement, compromise or judgment does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party, or its subsidiaries, affiliates, directors, officers or employees against whom such claim is asserted, a release from all liability in respect of such claim.

          (d)  Access to Records.  The Indemnifying Party and the
     Indemnified Party shall each provide the other with access to all records and documents in their possession relating to any claim indemnifiable hereunder.

                            ARTICLE IX
                          MISCELLANEOUS

     SECTION 9.01 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telex, telecopy or facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

     If to the Buyer:

     Trustees of Boston University
     881 Commonwealth Avenue
     Boston, MA 02215
     Attn:  Kenneth G. Condon, Treasurer

     With copies to:

     Stephen A. Williams, Esq.
     Office of the General Counsel
     Boston University
     125 Bay State Road
     Boston, MA 02215

         and

     Richard D. Dionne, Esq.
     Dionne & Gass
     73 Tremont Street
     Boston, MA  02108

     If to the Seller:

     Seragen, Inc.
     97 South Street
     Hopkinton, MA 01748
     Attention: Chief Financial Officer

     With a copy to:

     Edward C. Britton, Esq.
     Covington & Burling
     1201 Pennsylvania Avenue, N.W.
     Washington, DC 20044-7566

All notices, requests, consents and other communications hereunder shall be deemed to have been received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,
(iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

     SECTION 9.02 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the other documents executed in connection herewith (together, the "Documents"), embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the expressed terms and provisions of this Agreement.


     SECTION 9.03 Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

     SECTION 9.04 Waivers and Consents. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

     SECTION 9.05 Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding the foregoing, the Buyer shall have the right to designate a Nominee in accordance with the provisions of Section 1.06 hereof.

     SECTION 9.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

     SECTION 9.07 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

     SECTION 9.08 Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement may be brought in the courts of The Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive any objection or defense that they may now or hereafter have to the assertion of personal jurisdiction by any such court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to the party at its address set forth in Section 11.01 hereof and irrevocably waive any objection or defense that it may now or hereafter have to the sufficiency of any such service of process in any such action. Nothing in this Section 11.08 shall affect the rights of the parties to commence any such action in any other forum or to serve process in any such action in any other manner permitted by law.

     SECTION 9.09 Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

     SECTION 9.10 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

     SECTION 9.11 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

     SECTION 9.12 Enforcement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any Federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

     SECTION 9.13 Reliance. The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any schedule or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

     SECTION 9.14 Expenses. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

     SECTION 9.15 No Broker or Finder. Each of the parties hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the other, except that the Buyer has previously disclosed to the Seller that it will be liable to a certain third party for a finder's fee in connection with the consummation of this transaction. Each of the parties hereto agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

     SECTION 9.16 Confidentiality. Each party acknowledges and agrees that any information or data it has acquired from the other party, not otherwise properly in the public domain, was received in confidence. Each party hereto agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement (including obtaining financing and conducting due diligence), or use to the detriment of the disclosing party or for the benefit of any other person or persons, or misuse in any way, any confidential information of the disclosing party concerning the subject matter hereof, including any trade or business secrets of the disclosing party and any technical or business materials that are treated by the disclosing party as confidential or proprietary, including without limitation information (whether in written, oral or machine-readable form) concerning: general business operations; methods of doing business, servicing clients, client relations, and of pricing and making charge for services and products; financial information, including costs, profits and sales; marketing strategies; business forms developed by or for the disclosing party; names of suppliers, personnel, customers, clients and potential clients; negotiations or other business contacts with suppliers, personnel, customers, clients and potential clients; form and content of bids, proposals and contracts; the disclosing party's internal reporting methods; technical and business data, documentation and drawings; software programs, however embodied; manufacturing processes; inventions; and information obtained by or given to the disclosing party about or belonging to third parties.

     SECTION 9.17 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                            ARTICLE X
       PRE-CLOSING OPERATION OF BIOTECH INCUBATOR FACILITY

     SECTION 10.1 Facility Service Agreement. Contemporaneously with the execution and delivery of this Agreement, the parties hereto have executed and delivered that certain Service Agreement (the "Facility Service Agreement") pursuant to which the Buyer has agreed to perform and provide services to the Seller at the Biotech Incubator Facility, all for the payments by the Seller and other consideration and on the terms and conditions more particularly set forth therein.

     SECTION 10.2 Access to Facilities. In order to permit the Buyer to perform its obligations under the Facility Service Agreement from and after the date of the execution of this Agreement, the Seller shall, and does hereby grant to the Buyer, full access to, and possession and use of the Transferred Assets, including, without limitation, the real property leased by the Seller and described in Schedule 1.03R hereof (except the premises described in Schedule 1.05 hereof) and the equipment leased by the Seller and described in
Schedule 1.03E hereof, all as fully and effectively as if the Closing hereunder had occurred on the date of the execution of this Agreement. In connection therewith, the Seller shall provide the services of those employees of the Seller listed on Schedule 2.11 hereof.

     SECTION 10.3 Payments by the Buyer. In connection with the foregoing provisions of this Article X, the Buyer shall pay, for or on behalf of the Seller, all of the payments required under Contracts and all liabilities and obligations relating to the Claims against the Encumbered Assets (as such Claims exist as of the date hereof), when and as the same become due and payable. Such payments shall be made, where possible and practicable, directly by the Buyer to the applicable lessor, vendor or other party entitled to such payments for the account of and on behalf of the Seller. Where such direct payments to lessors, vendors or such other parties are not possible possible or practicable, the Seller shall make such payments and the Buyer shall reimburse the Seller therefor. In addition to the foregoing, the Buyer shall reimburse the Seller for the wages and benefits (including accrued vacation and severance payments, as applicable) of those employees listed on
Schedule 2.11 hereof whose services are provided by the Seller to the Buyer pursuant to Section 10.02 hereof. Reimbursement by the Buyer for items paid by the Seller shall commence on the fourteenth (14th) day after the date of execution of this Agreement and shall be made each fourteenth (14th) day thereafter, with a final reimbursement payment to be made at the Closing.
Each such reimbursement payment shall be made in respect of the period ending seven (7) days prior to the date on which the payment is to be made. Not less than three (3) days prior to each such reimbursement payment date, the Seller shall provide the Buyer with a statement setting forth the amount due to be paid by the Buyer to the Seller as reimbursement hereunder and setting forth in reasonable detail the calculation of such amount. The Seller shall keep books and records adequate to establish the amount of any reimbursement payments hereunder and shall make the same available for inspection and audit by the Buyer or its representatives at all reasonable times.

     SECTION 10.04 Termination. In the event that, prior to the Closing hereunder, the Facility Services Agreement shall be terminated by the Buyer as a result of (i) breach by the Seller of covenants and obligations thereunder, or (ii) exercise by the Buyer of its option to terminate pursuant to Section

7.03 thereof, then, in such event, this Agreement shall automatically terminate and, in addition to return of the Deposit pursuant to Section 1.08 hereof, the Seller shall reimburse the Buyer for all payments made by the Buyer under this Article X, together with interest on any and all such payments at the annual rate of ten percent (10%).

     IN WITNESS WHEREOF, the Buyer and the Seller have executed this Agreement as an instrument under seal on this 14th day of February, all as of the day and year first above written.

                              SERAGEN, INC.




                              By: /s/ Reed R. Prior
                                 --------------------------------
                                 Reed R. Prior, Chairman and CEO


                              TRUSTEES OF BOSTON UNIVERSITY




                               By: /s/ Kenneth G. Condon
                                  ------------------------------
                                  Kenneth G. Condon, Treasurer

                     ASSET PURCHASE AGREEMENT
                  dated as of February 14, 1997,
                             between
                          Seragen, Inc.
                               and
                  Trustees of Boston University


                      EXHIBITS AND SCHEDULES

[Omitted pursuant to Item 601(b)(2) of Reg. S-K. The Registrant undertakes to furnish supplementally a copy of any omitted schedule to the Commission upon request.]

Exhibit 1.01           Form of bill of sale

Exhibit 1.05(C)(i)     Form of instrument of assumption of liabilities

Schedule 1.01E         Encumbered assets to be transferred

Schedule 1.01U         Unencumbered assets to be transferred

Schedule 1.01X         Assets excluded from the transaction

Schedule 1.03E         Equipment leases

Schedule 1.03R         Real estate leases

Schedule 1.04          Claims against encumbered assets

Schedule 1.05          Area to be subleased by the Registrant from the buyer

Schedule 2.03 Exceptions to representation regarding absence of conflicts

Schedule 2.05          Exceptions to representation regarding tax matters

Schedule 2.06          Exceptions to representation regarding litigation

Schedule 2.09          Licenses and permits

Schedule 2.11 Employees involved in operation of the facilities to be transferred to buyer

Schedule 2.12          Employee benefits

Schedule 2.15          Insurance

Schedule 2.16          Contracts to be transferred to buyer

Schedule 2.19          Environmental permits